Exhibit 97
AMERICAN TOWER CORPORATION COMPENSATION RECOVERY POLICY
1.Purpose. This Policy (defined in Section 3) describes the circumstances in which each Executive Officer (defined in Section 3) must repay or return Erroneously Awarded Compensation (defined in Section 3) to members of the Company Group (defined in Section 3) in accordance with the Clawback Rules (defined in Section 3). Each Executive Officer will be required to sign and return to the Company the Acknowledgement Form attached as Exhibit A pursuant to which that Executive Officer will acknowledge that they are bound by the terms of this Policy; provided, however, that this Policy will apply to, and be enforceable against, any Executive Officer and their successors (as specified in Section 11) regardless of whether that Executive Officer (a) properly signs and returns to the Company the Acknowledgement Form or (b) is aware of their status as an Executive Officer. This Policy is designed to comply with the Clawback Rules.
2.Administration. Except as specifically set forth herein, this Policy will be administered by the Committee (defined in Section 3) unless the Board determines to administer this Policy itself. Any determinations made by the Board and/or the Committee will be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Policy. Subject to any limitation under applicable law, the Board and/or the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
3.Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
(a)“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including (i) any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement); or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).
(b)“Board” shall mean the Board of Directors of the Company.
(c)“Clawback Eligible Incentive Compensation” shall mean, with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such individual is serving as an Executive Officer at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-based Compensation Received by such individual: (i) on or after the Effective Date; (ii) after beginning service as an Executive Officer; (iii) while the Company has a class of securities listed on the NYSE (or any other U.S. national securities exchange or a national securities association); and (iv) during the applicable Clawback Period.
(d)“Clawback Period” shall mean, with respect to any Accounting Restatement, the three (3) completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of fewer than nine (9) months within or immediately following those three (3) completed fiscal years.
(e)“Clawback Rules” shall mean Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC thereunder (including Rule 10D-1 under the Exchange Act), the NYSE (including Section 303A.14 of the NYSE Listed Company Manual) or the rules of any other U.S. national securities exchange or national securities association on which the Company’s securities are listed, in each case as may periodically be in effect.

(f)“Committee” shall mean the Compensation and Human Capital Committee of the Board, or any other committee designated by the Board to administer the Policy, and in the absence of such a committee, a majority of the independent directors serving on the Board.
(g)“Company” shall mean American Tower Corporation.
(h)“Company Group” shall mean the Company, together with each of its direct and indirect subsidiaries.
(i)“Effective Date” shall mean the effective date of the applicable NYSE listing standard issued pursuant to Rule 10D-1 under the Exchange Act.
(j)“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Clawback Eligible Incentive Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
(k)“Executive Officer” shall mean any individual who is (or was at any time during the applicable Clawback Period) an “officer” of the Company within the meaning of Rule 16a‑1(f) under the Exchange Act and an “executive officer” of the Company within the meaning of Rule 3b-7 under the Exchange Act as determined annually by the Board.
(l)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(m)“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.
(n)“Incentive-based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
(o)“Impracticable” shall mean, in accordance with the good faith determination of the Committee that either: (i) the direct expenses paid to a third party to assist in enforcing the Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such reasonable attempt(s) and provided such documentation to the NYSE (or another U.S. national securities exchange or national securities association on which the Company’s securities are listed); (ii) recovery would violate the Company’s home country law where that law was adopted prior to November 28, 2022, provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE (or another U.S. national securities exchange or national securities association on which the Company’s securities are listed), that recovery would result in such a violation and a copy of the opinion is provided to the NYSE (or another U.S. national securities exchange or national securities association on which the Company’s securities are listed); or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

(p)“Method of Recovery” shall include, but is not limited to: (i) requiring reimbursement of Erroneously Awarded Compensation; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) offsetting the Erroneously Awarded Compensation from any compensation otherwise owed by the Company to the Executive Officer; (iv) cancelling outstanding vested or unvested equity awards; and (v) taking any other remedial and recovery action permitted by applicable law, as determined by the Committee.
(q)“NYSE” shall mean the New York Stock Exchange.
(r)“Policy” shall mean this Compensation Recovery Policy, as the same may be periodically amended or restated.
(s)“Received” shall, with respect to any Incentive-based Compensation, mean deemed receipt and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.
(t)“Restatement Date” shall mean the earlier to occur of: (i) the date the Board, a committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
(u)“SEC” shall mean the U.S. Securities and Exchange Commission.
4.Repayment of Erroneously Awarded Compensation.
(a)In the event the Company is required to prepare an Accounting Restatement, the Committee shall reasonably promptly (in accordance with the applicable Clawback Rules) determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall reasonably promptly thereafter provide each Executive Officer with written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Clawback Eligible Incentive Compensation based on stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Clawback Eligible Incentive Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE (or another U.S. national securities exchange or national securities association on which the Company’s securities are listed)). The Committee is authorized to engage, on behalf of the Company, any third-party advisors it deems advisable in order to perform any calculations contemplated by this Policy. For the avoidance of doubt, recovery under this Policy with respect to an Executive Officer shall not require the finding of any misconduct by such Executive Officer or such Executive Officer being found responsible for the accounting error leading to an Accounting Restatement.
(b)In the event that any repayment of Erroneously Awarded Compensation is owed to the Company, the Committee shall, or shall cause one or more other members of the Company Group to, recover reasonably promptly the Erroneously Awarded Compensation through any Method of Recovery it deems appropriate through its broad discretion based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. For the avoidance of doubt, except to the extent permitted pursuant to the Clawback Rules, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder. Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated in this Section 4(b) if the Committee determines in good faith that recovery would be Impracticable. In implementing the actions contemplated in this Section 4(b), the Committee will act in accordance with the listing standards and requirements of the NYSE (or the rules of another U.S. national securities exchange or national securities association on which the Company’s securities are listed) and with the applicable Clawback Rules. Subject to the discretion of the Committee, an applicable Executive Officer may be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering Erroneously Awarded Compensation in accordance with this Section 4(b).
5.Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of U.S. federal securities laws, including any disclosure required by applicable SEC rules.
6.Indemnification Prohibition. No member of the Company Group shall be permitted to indemnify any Executive Officer against the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy and/or pursuant to the Clawback Rules, including any payment or reimbursement for the cost of third-party insurance purchased by any Executive Officer to cover any such loss under this Policy and/or pursuant to the Clawback Rules. Further, no member of the Company Group shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company Group’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date). Any such purported indemnification (whether oral or in writing) shall be null and void.
7.Interpretation. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of the Clawback Rules. The terms of this Policy shall also be construed and enforced in such a manner as to comply with applicable law, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other law or regulation that the Committee determines is applicable. In the event any provision of this Policy is determined to be unenforceable or invalid under applicable law, such provision shall be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required by applicable law.
8.Effective Date. This Policy shall be effective as of the Effective Date.
9.Amendment; Termination. The Committee shall review this Policy no less frequently than annually, and may modify or amend this Policy, in whole or in part, from time to time in its discretion and shall amend any or all of the provisions of this Policy as it deems necessary, including as and when it determines that it is legally required by the Clawback Rules or any federal securities law, SEC rule, NYSE rule or the rule of any other U.S. national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate the Clawback Rules, or any federal securities law, SEC rule, NYSE rule or the rule of any other U.S. national securities exchange or national securities association on which the Company’s securities are listed. Furthermore, unless otherwise determined by the Committee or as otherwise amended, this Policy shall automatically be deemed amended in a manner necessary to comply with any change in the Clawback Rules.
10.Other Recoupment Rights; No Additional Payments. The Committee intends that this Policy will be applied to the fullest extent permitted by applicable law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Executive Officers shall be deemed to have accepted continuing employment on terms that include compliance with the Policy, to the extent of its otherwise applicable provisions, and to be contractually bound by its enforcement provisions. Executive Officers who cease employment or service with the Company Group shall continue to be bound by the terms of the Policy with respect to Clawback Eligible Incentive Compensation. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, cash-based bonus plan, equity award agreement or similar agreement and any other legal remedies available to the Company Group. To the extent that an Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy, as determined by the Administrator in its sole discretion. Nothing in this Policy precludes the Company from implementing any additional clawback or recoupment policies with respect to Executive Officers or any other service provider to the Company Group. Application of this Policy does not preclude the Company Group from taking any other action to enforce any Executive Officer’s obligations to the Company or the Company Group, including termination of employment or institution of civil or criminal proceedings or any other remedies that may be available to the Company or Company Group with respect to any Executive Officer.
11.Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, estates, heirs, executors, administrators or other legal representatives to the extent required by the Clawback Rules or as otherwise determined by the Committee.

Exhibit A
AMERICAN TOWER CORPORATION COMPENSATION RECOVERY POLICY
ACKNOWLEDGEMENT FORM
By signing below, the undersigned executive officer (the “Executive Officer”) acknowledges and confirms receipt and review of the American Tower Corporation Compensation Recovery Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.
By signing this Acknowledgement Form, the Executive Officer acknowledges and agrees as follows:
(i)the Executive Officer is and will continue to be subject to the Policy and that the Policy will apply both during and after the Executive Officer’s employment with the Company Group;
(ii)to the extent necessary to comply with the Policy, the Policy hereby amends any employment agreement, equity award agreement or similar agreement that the Executive Officer is a party to with the Company Group;
(iii)the Executive Officer shall abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company Group to the extent required by, and in a manner permitted by, the Policy;
(iv)any amounts payable to the Executive Officer, including any Incentive-based Compensation shall be subject to the Policy as may be in effect and modified from time to time in the sole discretion of the Company or as required by applicable law or the requirements of an exchange on which the Company’s shares are listed for trading, and that such modification will be deemed to amend this acknowledgment;
(v)the Company Group may recover compensation paid to the Executive Officer through any Method of Recovery the Committee deems appropriate, and the Executive Officer agrees to comply with any request or demand for repayment by the Company Group in order to comply with the Policy; and
(vi)the Company Group may, to the greatest extent permitted by applicable law, reduce any amount that may become payable to the Executive Officer by any amount to be recovered by the Company Group pursuant to the Policy to the extent such amount has not been returned by the Executive Officer to the Company Group prior to the date that any subsequent amount becomes payable to the Executive Officer.
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Signature page to American Tower Corporation Compensation Recovery Policy Acknowledgement Form